TECNOGLASS reports First QUARTER 2018 RESULTS

- Total Revenues Increases 29% to a Record $84.9 million, including 21% Organic Growth -

- Net Income Grows to $10.5 Million and Adjusted EBITDA Increases 30% to a Record Q1 $17.9 Milion -

- Backlog Expands to $501 Million; Up 5.8% Year-over-Year -

- Reaffirms Full Year 2018 Outlook for Double-Digit Revenue and Adjusted EBITDA Growth -

First Quarter 2018 Highlights

●	Total revenues increased 29% to a record $84.9 million on strong U.S. and Colombia based activity

●	Net income of $10.5 million, or $0.28 per diluted share, compared to $1.0 million, or $0.03 per diluted share in the prior year quarter

●	Adjusted net income[1] more than doubled to $5.3 million, or $0.14 per diluted share

●	Adjusted EBITDA[1] increased 30% to $17.9 million

●	In May 2018, completed purchase of GM&P, achieving a highly accretive transaction based on its 2017 actual and 2018 expected contribution to earnings

BARRANQUILLA, Colombia – May 9, 2018 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the first quarter ended March 31, 2018.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, "We delivered a strong start to the year with revenues in the U.S. and Colombia both increasing in excess of 30%. We experienced a strong pace of activity throughout the quarter as evidenced by a record backlog level of $501 million, building upon positive momentum from the end of 2017. In Colombia in particular, we continue to experience an improving macroeconomic environment which should allow us to further capitalize on significant pent-up demand in that market. Our first quarter adjusted EBITDA margin performed in line with our expectations, putting us on path for strong year-over-year growth in 2018 that supports our reaffirmed full year outlook.”

José Manuel Daes continued, “We were extremely pleased to complete the funding of the GM&P transaction in May 2018. GM&P has contributed considerably to our growth over the past year while driving attractive returns on our investment. We look forward to building on GM&P’s relationships in several U.S. regions where we believe we are well positioned to expand our market opportunity. The funding was structured in a way that provides us with ample flexibility to accomplish our expected growth while also making this a highly accretive transaction.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are encouraged by the healthy levels of quoting and bidding activity in the U.S. and Latin America. In the U.S., our largest market, the Architecture Billings Index (ABI) forecasts business conditions to remain strong, especially for commercial and residential activity in the South and West, which is positive for our selling efforts and consistent with our first quarter backlog composition. In addition to driving growth through innovative new products and geographic diversification, we remain focused on continuous improvement within our vertically-integrated operations, which we believe positions us for continued success. While we have not seen any material impact to our business from rising aluminum spot prices in connection with pending U.S. trade regulations, we expect Colombia to be fully exempted from proposed U.S. tariffs on aluminum imports based on the ‘de minimis’ clause, with Colombia only accounting for about 0.1% of U.S. aluminum imports while also running an overall trade deficit with the U.S. Given our raw material efficiency, we believe we are well positioned to improve our profitability moving forward”.

First Quarter 2018 Results

Total revenues for the first quarter of 2018 increased 29% to $84.9 million compared to $65.8 million in the prior year quarter. U.S. revenues grew 31.2% to $60.7 million compared to $46.3 million in the prior year quarter, primarily due to stronger organic invoicing and the acquisition of GM&P. Colombia´s revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, increased 32.8% to $21.8 million compared to $16.4 million in the prior year quarter. The increase in Colombia was primarily due to stronger project activity following a resurgence in quoting and bidding activity beginning in the second half of 2017. A favorable foreign currency impact for the quarter resulted in a marginal benefit to total revenues compared to the prior year quarter.

Gross profit increased 18.9% to $26.5 million, representing a 31.2% gross margin, compared to $22.3 million, representing a 33.8% gross margin, in the prior year quarter. The primary differences in gross margin were related to having a full quarter (versus one month) of a higher mix of revenues from GM&P’s engineering and installation project activity, which are two lines of business that carry lower industry margins, an unfavorable FX impact due to significant appreciation of the Colombian Peso during the quarter, and incremental depreciation. Operating expenses were $16.8 million compared to $15.4 million in the prior year quarter primarily due to acquisition related expenses, incremental amortization expense related to the GM&P acquisition, and to a lesser extent higher transportation and commission expenses in relation to higher sales during the quarter. As a percent of total revenues, operating expenses were 19.7% compared to 23.4% in the prior year quarter, mainly attributable to higher sales and our continued focus on cost controls. Excluding one-time items, operating expenses would have been 18.1% as a percent of total revenues compared to 21.8% in the prior year quarter. Operating income increased 41.3% to $9.7 million compared to $6.9 million in the prior year quarter.

Net income increased to $10.5 million, or $0.28 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share in the prior year quarter. Adjusted net income1 improved to $5.3 million, or $0.14 per diluted share, compared to adjusted net income of $2.0 million, or $0.06 per diluted share, in the prior year quarter, attributable to higher operating income. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange gains or losses, other non-core items and the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 30.1% to $17.9 million, compared to $13.8 million in the prior year quarter, primarily attributable to sales growth, higher gross profit and lower operating expenses as a percent of total revenues, as discussed above. The increase was in line with expectations despite an estimated $475,000 unfavorable FX effect due to a strong Peso appreciation during the quarter.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share for the first quarter 2018, which was paid on April 30, 2018 to shareholders of record as of the close of business on March 29, 2018, in the form of cash or ordinary shares, at the option of shareholders. Approximately 17% of dividends were paid in cash.

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Full Year 2018 Outlook

Based on the solid start to 2018, the Company continues to anticipate growth in commercial construction markets and additional market share gains in the U.S. and Latin American markets for the full year. The Company reiterates its view for full year revenues to grow to a range of $345 to $365 million, with higher year-over-year growth in the first half 2018 based on anticipated timing of invoicing in 2018 compared to 2017. The Company reaffirms Adjusted EBITDA in 2018 to be in the range of $71 million to $81 million.

Conference Call

Management will host a conference call on Wednesday, May 9, 2018 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass' website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13678452 through August 9, 2018.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass' tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$30,605	$40,923
Investments	1,990	1,680
Trade accounts receivable, net	83,255	110,464
Due from related parties	8,305	8,500
Inventories	79,638	71,656
Unbilled receivables on uncompleted contracts	-	9,996
Contract assets	47,423	-
Other current assets	21,315	18,679
Total current assets	$272,531	$261,898

Long term assets:
Property, plant and equipment, net	$177,108	$168,701
Deferred taxes	482	103
Intangible Assets	11,292	11,517
Goodwill	23,561	23,130
Other long term assets	3,128	2,651
Total long term assets	215,571	206,102
Total assets	$488,102	$468,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$5,812	$3,260
Trade accounts payable and accrued expenses	55,047	55,182
Accrued interest expense	3,008	7,392
Due to related parties	962	975
Note payable associated to GM&P acquisition	29,000	29,000
Dividends payable	869	585
Current portion of customer advances on uncompleted contracts	-	11,429
Contract liability – current portion	14,696	-
Other current liabilities	13,008	13,626
Total current liabilities	$122,402	$121,449

Long term liabilities:
Deferred income taxes	$4,795	$2,317
Customer advances on uncompleted contracts	-	1,571
Contract liability – non-current	1,130	-
Long term debt	219,761	220,998
Total Long Term Liabilities	225,686	224,886
Total liabilities	$348,088	$346,335
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2018 and December 31, 2017 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 35,340,219 and 34,836,575 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	129,479	125,317
Retained earnings	27,769	22,212
Accumulated other comprehensive (loss)	(19,950)	(28,651)
Shareholders’ equity attributable to controlling interest	138,668	120,248
Shareholders’ equity attributable to non-controlling interest	1,346	1,417
Total shareholders’ equity	140,014	121,665
Total liabilities and shareholders’ equity	$488,102	$468,000

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2018	2017
Operating revenues:
External customers	$83,940	$64,443
Related parties	953	1,374
Total operating revenues	84,893	65,817
Cost of sales	58,437	43,565
Gross Profit	26,456	22,252

Operating expenses:
Selling expense	(9,006)	(6,906)
General and administrative expense	(7,621)	(7,501)
Provision for bad debt and write offs	(131)	(983)
Total Operating Expenses	(16,758)	(15,390)

Operating income	9,698	6,862

Non-operating income	1,099	1,027
Foreign currency transactions gains (losses)	9,973	2,425
Loss on extinguishment of debt	-	(3,159)
Interest expense and deferred cost of financing	(5,050)	(5,082)

Income before taxes	15,720	2,073

Income tax provision	5,288	1,042

Net income	$10,432	$1,031

Less: Income attributable to non-controlling interest	72	(12)

Income attributable to parent	$10,504	$1,019

Comprehensive income:
Net income	$10,432	$1,031

Foreign currency translation adjustments	8,701	4,801

Total comprehensive income	$19,133	$5,832

Basic income per share	$0.30	$0.03

Diluted income per share	$0.28	$0.03

Basic weighted average common shares outstanding	35,339,965	35,292,743

Diluted weighted average common shares outstanding	37,041,416	35,753,,145

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,432	$1,031
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	(169)	983
Provision for obsolete inventory	21	-
Depreciation and amortization	5,665	4,905
Deferred income taxes	2,781	(1,690)
Extinguishment of debt	-	2,583
Director stock compensation	71	71
Other non-cash adjustments	349	(16)
Changes in operating assets and liabilities:
Trade accounts receivables	5,118	15,178
Inventories	(3,036)	603
Prepaid expenses	(82)	(2)
Other assets	(2,051)	(5,183)
Trade accounts payable and accrued expenses	(20,212)	(11,641)
Accrued interest expense	(4,398)	2,870
Taxes payable	(899)	2,720
Labor liabilities	(471)	(424)
Related parties	1,130	73
Contract assets and liabilities	(4,461)	-
Customer advances on uncompleted contracts	-	(654)
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(10,212)	$11,407

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	177	173
Business acquisitions	-	(1,163)
Purchase of investments	(218)	(450)
Acquisition of property and equipment	(1,070)	(1,947)
CASH USED IN INVESTING ACTIVITIES	$(1,111)	$(3,387)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	2,994	20,253
Cash Dividend	(540)	(550)
Proceeds from bond issuance	-	201,884
Repayments of debt	(2,726)	(202,900)
CASH PROVIDED BY FINANCING ACTIVITIES	$(272)	$18,687

Effect of exchange rate changes on cash and cash equivalents	$1,277	$747

NET (DECREASE) INCREASE IN CASH	(10,318)	27,454
CASH - Beginning of period	40,923	26,918
CASH - End of period	$30,605	$54,372

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$8,910	$6,795
Income Tax	$4,258	$3,993

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and debt	$314	$-

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Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2018	2017
Colombia	$21,824	$16,428
United States	60,726	46,308
Panama	814	1,263
Other	1,529	1,818
Total Revenues	$84,893	$65,817

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three months ended
	March 31,
	2018	2017	% Change

Total Revenues with Foreign Currency Held Neutral	84,418	65,817	28.3%
Impact of changes in foreign currency	475	-	0.7%
Total Revenues, As Reported	84,893	65,817	29.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

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A reconciliation of Adjusted EBITDA and Adjusted net (loss) income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	March 31,
	2018	2017

Net Income (loss)	10,432	1,031
Less: net income attributable to non-controlling interest	72	(12)
Net Income (loss) atributable to parent	10,504	1,019
Interest expense and amortization of deferred financing costs	5,050	5,082
Income tax (benefit) provision	5,288	1,042
Depreciation & amortization	5,665	4,905
Foreign currency transactions losses (gains)	(9,973)	(2,425)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,342	4,105
Director Stock compensation and provision for obsolete inventory	71	71
Gain on change in fair value of earnout shares liabilities	-	-
Gain on change in fair value of warrant liability	-	-
Adjusted EBITDA	17,947	13,799

	Three months ended
	March 31,
	2018	2017

Net Income (loss)	10,432	1,031
Less: net income attributable to non-controlling interest	72	(12)
Net Income (loss) atributable to parent	10,504	1,019
Foreign currency transactions losses (gains)	(9,973)	(2,425)
Gain on change in fair value of earnout shares liabilities	-	-
Gain on change in fair value of warrant liability	-	-
Amortization of deferred financing costs	346	-
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,342	4,105
Tax impact of adjustments at statutory rate	3,065	(672)
Adjusted net (loss) income	5,284	2,027

Basic income (loss) per share	0.30	0.03
Diluted income (loss) per share	0.28	0.03

Diluted Adjusted net (loss) income per share	0.14	0.06

Diluted Weighted Average Common Shares Outstanding in thousands	37,041	35,753
Basic weighted average common shares outstanding in thousands	35,340	35,293
Diluted weighted average common shares outstanding in thousands	37,041	35,753

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